Exhibit 21.1
Subsidiaries of Encore Acquisition Company as of February 22, 2010

State or other Jurisdiction of
Name of Subsidiary	Incorporation or Organization
EAP Properties, Inc.	Delaware
EAP Operating, LLC	Delaware
Encore Operating, L.P.	Texas
Encore Operating Louisiana, LLC	Delaware
Encore Partners LP Holdings LLC	Delaware
Encore Partners GP Holdings LLC	Delaware
Encore Energy Partners GP LLC	Delaware
Encore Energy Partners LP.	Delaware
Encore Energy Partners Operating LLC	Delaware
Encore Energy Partners Finance Corporation	Delaware
Greencore Pipeline Company LLC	Delaware
Encore Clear Fork Pipeline LLC	Delaware